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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 5, 2006

Little Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 624-5831

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

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Item 8.01

Other Events.

Little Squaw Gold Mining Company (“Little Squaw” or “the Company”) announces that it has received an encouraging independent preliminary evaluation of the placer gold mining possibilities on its Chandalar, Alaska property.

Placer mining consultant, Mr. Jeffery O. Keener, reported on his recent field examination, concluding: “The Little Squaw bench placers are an excellent exploration target with a high potential to define a high-grade, large-volume placer gold resource.”  Noting that previous small-scale mining operations have already produced at least 29,000 ounces of gold from portions of Little Squaw Creek, Keener stated: “There is an outstanding potential to develop a high-grade placer gold resource exceeding 2 million cubic yards of pay gravel ..... If the placer deposits at Chandalar prove-up, there is good cause to believe that a large-scale placer mine can be established here.”

Keener’s report contains a detailed proposal for 13,000 feet of drilling in 90 drill holes. The goal is to develop probable and proven reserves on Little Squaw Creek that satisfy U.S. Security and Exchange Commission Industry Guide 7 definitions for public disclosure, and to make scouting tests on Big Squaw and Spring Creeks for the presence of significant buried placer gold deposits.  The Company estimates that the overall cost of this program would be about one million dollars.

A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01

Financial Statements and Exhibits.

Exhibit 99.1

October 5, 2006 Press Release.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Little Squaw Gold Mining Company (Registrant)

Dated: October 9, 2006	By: /s/ Richard R. Walters
Richard R. Walters, President